RESOLUTION OF THE BOARD OF DIRECTORS OF EARTH SCIENCE TECH, INC.

SUBJECT: AMENDMENT TO THE BYLAWS — NOTICE OF MEETINGS

ADOPTED: APRIL 16, 2026

I, Giorgio R. Saumat, as the Chairman of the Board of EARTH SCIENCE TECH, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Florida, do hereby certify that the following resolutions were duly adopted by the Board of Directors (the "Board") at a meeting held on April [], 2026, at which a quorum was present and acting throughout.

WHEREAS, the Board has determined to modernize its corporate governance practices, improve administrative efficiency, and reduce printing and mailing costs by permitting the delivery of shareholder meeting notices via electronic transmission, including electronic mail;

NOW THEREFORE, BE IT RESOLVED, that Article I, Section 4 of the Bylaws of the Corporation, titled "Notice of Meetings," is hereby deleted in its entirety and replaced with the following amended language:

> Section 4 - Notice of Meetings
>
> A notice convening an annual or special meeting which specifies the place, day, and hour of the meeting, and the general nature of the business of the meeting, must be faxed, personally delivered, mailed postage prepaid, or transmitted by electronic mail or other lawful electronic means, to each shareholder of the Corporation entitled to vote at the meeting at the physical address or electronic mail address of the shareholder as it appears on the stock transfer ledger or records of the Corporation, at least ten (10) days prior to the meeting. Accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, a shareholder will not invalidate the proceedings at that meeting.

I, the undersigned, do hereby certify that I am the duly elected Chairman of the Board of EARTH SCIENCE TECH, INC., and that the above is a true and correct copy of the resolution adopted by the Board, which has not been amended, modified, or repealed and remains in full force and effect.

IN WITNESS WHEREOF, I have executed this certificate on behalf of the Corporation.

Giorgio R. Saumat (Apr 17, 2026 11:17:40 EDT)

Giorgio R. Saumat,

Chairman of the Board

Date: April 16, 2026

Victoria Losada

Victoria Losada (Apr 17, 2026 10:08:47 EDT)

Victoria Losada,

Corporate Secretary

Date: April 16, 2026